(As filed July 23, 1999)
                                                                File No. 70-9199

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            --------------------------------------------------------
                         Post-Effective Amendment No. 1
                                   ("POS AMC")
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ---------------------------------------------------------

                           New Century Energies, Inc.
                       Public Service Company of Colorado
                              NC Enterprises, Inc.
                                1225 17th Street
                           Denver, Colorado 80202-5533

                  (Names of companies filing this statement and
                    addresses of principal executive offices)
              -----------------------------------------------------
                           New Century Energies, Inc.

                 (Name of top registered holding company parent)
             ------------------------------------------------------
                                Teresa S. Madden
                                   Controller
                            New Century Energies, Inc
                           1225 17th Street, Suite 900
                           Denver, Colorado 80202-5533

                    (Name and address of agents for service)

     The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

  James D. Albright, Esq.                     William T. Baker, Jr., Esq.
  William M. Dudley, Esq.                     Thelen Reid & Priest LLP
  New Century Energies, Inc                   40 West 57th Street
  1225 17th Street, Suite 600                 New York, New York 10019
  Denver, Colorado 80202-5533

         By order dated May 28, 1999 (Holding Co. Act Rel. No. 27034) in this proceeding, the Commission authorized New Century Energies, Inc. ("NCE"), a registered holding company, its wholly-owned non-utility subsidiary, NC Enterprises, Inc. ("Enterprises"), and its wholly-owned public-utility subsidiary, Public Service Company of Colorado ("PSCo"), to carry out certain transactions relating to the formation of WYCO Development LLC ("WYCO"), a limited liability company to be 50% owned by Enterprises, the sale by PSCo to WYCO of a 53-mile natural gas pipeline constructed by PSCo, and the leaseback of such facility by PSCo. The remaining 50% interest in WYCO will be held by a subsidiary of The Coastal Corporation ("Coastal"), and another subsidiary of Coastal intends to sell to and leaseback from WYCO certain pipeline compressors and related pipeline facilities.

         The pipeline and related facilities have all been completed and were placed in service in late 1998. However, the sale-leaseback transactions approved by the Commission will not be consummated prior to the expiration of the effective period of the Commission's order. The principal reason for the delay is that certain additional costs associated with the facilities (e.g., costs of revegetation and other environmental remediation, right-of-way settlements, and final surveys) were not incurred until the spring months of 1999. In addition, the parties agreed to extend the closing in order to explore project financing by WYCO. The parties have now agreed to schedule a closing not later than October 31, 1999. Accordingly, pursuant to Rule 24(c)(1), the applicants request that the Commission issue a further order in this proceeding extending the effective period of the May 28, 1999 order through October 31, 1999.



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


                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this post-effective amendment to the Application or Declaration previously filed herein to be signed on their behalf by the undersigned thereunto duly authorized.



                                         NEW CENTURY ENERGIES, INC.
                                         PUBLIC SERVICE COMPANY OF
                                            COLORADO
                                         NC ENTERPRISES, INC.



                                         By:      /s/ Richard C. Kelly
                                             ----------------------------------
                                         Name:    Richard C. Kelly
                                         Title:   Executive Vice President and
                                                  Chief Financial Officer of
                                                  New Century Energies, Inc.;
                                                  Executive Vice President of
                                                  Public Service Company of
                                                  Colorado;  and Executive Vice
                                                  President of NC Enterprises,
                                                  Inc.

Date: July 23, 1999






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